EXHIBIT 2.2

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of August 1, 2008, is entered into by and among Fisher-Klosterman, Inc., a Delaware corporation (“Buyer”), Shideler, Inc. (f/k/a A.V.C. Specialists, Inc.), a California corporation (“Seller”), and Thomas J. Shideler and Barbara Shideler (the “Shareholders”).

WHEREAS, Seller desires to sell, and Buyer desires to purchase, the Assets for the consideration and on the terms set forth in this Agreement.

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

1. Definitions

Capitalized terms and variations thereof used in this Agreement and not otherwise defined herein have the meanings set forth below:

“Accounts Receivable” – (a) all trade accounts receivable and other rights to payment from customers of Seller and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of Seller, (b) all other accounts or notes receivable of Seller and the full benefit of all security for such accounts or notes, and (c) any claim, remedy or other right of Seller related to any of the foregoing.

“Adjustment Amount” – the amount determined by subtracting $575,000.00 from the Net Operating Asset Value at Closing (which may be a positive or negative number).

“Appurtenances” – all privileges, rights, easements, hereditaments, and appurtenances belonging to or for the benefit of the Land and all rights existing in and to any streets, alleys, passages, and other rights-of-way included thereon or adjacent thereto (before or after vacation thereof), and vaults beneath any such streets.

“Assignment and Assumption Agreement” – an assignment of all of the Assets that are intangible personal property, which assignment shall also contain Buyer’s undertaking and assumption of the Assumed Liabilities.

“Bill of Sale” – a bill of sale for all of the Assets that are Tangible Personal Property.

“Business” – the business and operations of Seller, including the sales, service and engineering of electrostatic precipators, including the provision of replacement parts to original equipment manufacturers (OEM), provided generally under the name A.V.C. Specialists, Inc.

“CERCLA” – as defined within the definition of Environmental, Health and Safety Liabilities.

“Cleanup” – as defined within the definition of Environmental, Health and Safety Liabilities.

“COBRA” – Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA.

“Copyrights” – all registered and unregistered copyrights in both published works and unpublished works.

“Code” – the Internal Revenue Code of 1986, as amended.

“Consent” – any approval, consent, ratification, waiver, or other authorization.

“Contemplated Transactions” – all of the transactions contemplated by this Agreement.

“Contract” – any binding contract, Lease or other agreement (whether written or oral).

“Copyrights” – all registered and unregistered copyrights in both published works and unpublished works.

“Damages” – any actual loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses), whether or not involving a Third-Party Claim.

“Disclosure Schedule” – the Disclosure Schedule delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

“Dollars” or “$”– United States dollars.

“Employment Agreements” – the employment agreements between Buyer and each of: (a) Thomas J. Shideler and (b) Barbara Shideler, as agreed by the parties.

“Encumbrance” – any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, right of first option, right of first refusal, or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income, or exercise of any other attribute of ownership.

“Environment” – soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental, Health and Safety Liabilities” – any cost, damages, expense, liability, obligation, or other responsibility arising from or under any (i) Environmental Law, (ii) Occupational Safety and Health Law, or (iii) common law, including those consisting of or relating to: (a) any environmental, health, or safety matter or condition (including on-site or off-site contamination, occupational safety and health, and regulation of any chemical substance or product); (b) any fine, penalty, judgment, award, settlement, legal, or administrative proceeding, damage, loss, claim, demand or response, or remedial or inspection cost or expense arising under any Environmental Law or Occupational Safety and Health Law; (c) financial responsibility under any Environmental Law, Occupational Safety and Health Law or common law for investigation costs, monitoring costs, cleanup costs, or corrective action, including any cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by any Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages or any other compliance, corrective, or remedial measure required under any Environmental Law or Occupational Safety and Health Law; or (d) personal injury, bodily injury, property damage, environmental damage, natural resource damage, or harm to humans resulting from or arising out of any matter covered by this definition.

The terms “removal,” “remedial” and “response action” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”).

“Environmental Law” – any Legal Requirement as in existence on the Closing Date that requires or relates to: (a) advising appropriate authorities, employees, or the public of intended, threatened, or actual Releases of Hazardous Materials, violations of discharge limits, or other prohibitions and the commencement of activities, such as resource extraction or construction, that could have an impact on the Environment; (b) preventing or reducing to acceptable levels the Release of Hazardous Materials into the Environment; (c) reducing the quantities, preventing the Release, or minimizing the hazardous characteristics of wastes or Hazardous Materials that are generated or possessed; (d) assuring that products are designed, formulated, packaged, and used so that they do not present risks to human health or the Environment when handled, used, or disposed of; (e) protecting resources, species, or ecological amenities; (f) reducing to acceptable levels the risks inherent in the handling or transportation of Hazardous Materials or other potentially harmful substances; (g) cleaning up Hazardous Materials that have been Released, preventing the Threat of Release, or paying the costs of such clean up or prevention; or (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“ERISA” – the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” – U.S. Bank National Association.

“Escrow Agreement” –the agreement between the Escrow Agent, Seller and Buyer related to the Escrow Amount.

“Escrow Amount” –$100,000.00, which shall remain in escrow as set forth in the Escrow Agreement and as described in this Agreement.

“Exchange Act” – the Securities Exchange Act of 1934, as amended.

“Facilities” – any real property, leasehold, or other interest in real property currently owned or operated by Seller with respect to the Business or the Assets.

“Financial Statements” – with respect to any accounting period for Seller, statements of income and cash flows of Seller for such period, and a balance sheet of Seller as of the end of such period setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year all prepared in reasonable detail in accordance with GAAP, except that interim Financial Statements will omit footnotes, statement of shareholder’s equity and year-end adjustments.

“Fiscal Year” – the 12-month period ended December 31 of each year.

“GAAP” – generally accepted accounting principles for financial reporting in the United States.

“Governing Documents” – with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws or code of regulations; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization or certificate of formation and operating agreement or limited liability company agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation, or organization of the Person; and (f) any amendment or supplement to any of the foregoing.

“Governmental Authorization” – any Consent, license, registration, or permit issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” – any: (a) nation, state, county, city, town, borough, village, district, or other jurisdiction; (b) federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal, or other entity exercising governmental or quasi-governmental powers); (d) multinational organization or body; (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power; or (f) official of any of the foregoing.

“Ground Lease” – any long-term lease of land in which most of the rights and benefits comprising ownership of the land and the improvements thereon or to be constructed thereon, if any, are transferred to the tenant for the term thereof.

“Ground Lease Property” – any land, improvements, and appurtenances subject to a Ground Lease in favor of Seller.

“Hazardous Activity” – the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Material in, on, under, about, or from any of the Facilities or any part thereof into the Environment.

“Hazardous Material” – any pollutant, contaminant, chemical, substance, material, or waste that is regulated by any Governmental Body, including any pollutant, contaminant, chemical, material, substance, or waste that is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “special waste,” “contaminant,” “toxic waste,” or “toxic substance” under any provision of Environmental Law, and including oil, used oil, petroleum, petroleum products and byproducts, asbestos, presumed asbestos-containing material or asbestos-containing material, radon, urea formaldehyde, and polychlorinated biphenyls.

“Improvements” – all buildings, structures, fixtures, and improvements located on the Land or included in the Assets, including those under construction.

“Indemnified Person” – a Person entitled to indemnity under Section 6.2 or 6.4.

“Indemnifying Person” – a Person obligated to indemnify an Indemnified Person.

“Intellectual Property Assets” – all intellectual property owned or licensed (as licensor or licensee) by Seller in which Seller has a proprietary interest, including Marks, Patents, Copyrights, all rights in mask works, Trade Secrets, and Net Names.

“Interim Balance Sheet” – the unaudited balance sheet of Seller as of April 30, 2008.

“Inventories” – all inventories of Seller, wherever located, including all finished goods, work in process, raw materials, spare parts, and all other materials and supplies to be used or consumed by Seller in the production of finished goods.

“IRS” – the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

“Knowledge” – an individual will be deemed to have Knowledge of a particular fact or other matter if that individual is actually aware of that fact or matter or would be after reasonable investigation. The Seller will be deemed to have Knowledge of a particular fact or other matter if either of the Shareholders had such Knowledge of the particular fact or other matter, and the Buyer shall be deemed to have Knowledge of a particular fact or other matter if either Gerald Plappert or William Heumann had such Knowledge of the particular fact or other matter.

“Land” – all parcels and tracts of land in which Seller has an ownership interest relating to the Business.

“Lease” – any Real Property Lease or any lease or rental agreement, license, right to use, or installment and conditional sale agreement to which Seller is a party and any other Seller Contract pertaining to the leasing or use of any Tangible Personal Property.

“Legal Requirement” – any federal, state, local, municipal, foreign, international, multinational, or other constitution, law, ordinance, principle of common law, code, regulation, statute, or treaty.

“Liability” – with respect to any Person, any liability or obligation of such Person of any kind, character, or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable, or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Marks” – Seller’s name, all assumed fictional business names, trade names, registered and unregistered trademarks, service marks, and applications for any of the foregoing.

“Material Adverse Change” – (a) a material adverse change in the business, operations, results of operations, assets, liabilities, or financial condition of the referenced Person and its Subsidiaries, taken as a whole, or (b) a change that results in a material impairment of the referenced Person’s ability to perform its obligations under this Agreement or the other documents and agreements to which it is a party that have been entered into in connection with this Agreement or the transactions contemplated hereby; provided, however, none of the following shall be taken into account in determining whether there has been a Material Adverse Change: (a) any adverse change, event, development, or effect arising from or relating to (1) general business or economic conditions, including such conditions related to the Business so long as any adverse change, event, development, or effect to the Business is not materially worse than such adverse change, event, development, or effect to the United States marketplace in general, (2) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (3) changes in the United States generally accepted accounting principles, (4) changes in laws, rules, regulations, orders, or other binding directives issued by any governmental entity, or (5) the taking of any action contemplated by this Agreement and other agreements, contemplated hereby, (b) any existing event, occurrence, or circumstance with respect to which Buyer has Knowledge as of the date hereof, and (c) any adverse change in or effect on the Business that is fully cured by Seller before the Closing Date.

“Material Adverse Effect” – any effect that results in, or has a reasonable likelihood of resulting in, a Material Adverse Change.

“Net Names” – all rights in Internet web sites and internet domain names presently used by Seller.

“Net Operating Asset Value” – Tangible Asset Value less Operating Liabilities, calculated as reflected on Schedule 2.8.

“Occupational Safety and Health Law” – any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any required program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Operating Liabilities” – Seller’s current liabilities, consisting solely of accounts payable, as set forth on Seller’s Financial Statements, as reflected on Schedule 2.8.

“Order” – any order, injunction, judgment, decree, ruling, assessment, or arbitration award of any Governmental Body or arbitrator.

“Ordinary Course of Business” – an action taken by Seller will be deemed to have been taken in the Ordinary Course of Business if that action is consistent in nature, scope, and magnitude with the past practices of Seller and is taken in the ordinary course of the Business.

“Patents” – all patents, patent applications, and inventions and discoveries that may be patentable.

“Person” – an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity, or a Governmental Body.

“Proceeding” – any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, judicial, or investigative, whether formal or informal, whether public or private) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Real Property” – the Land and Improvements and all Appurtenances thereto and any Ground Lease Property.

“Real Property Lease” – any Ground Lease or Space Lease.

“Record” – information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Related Person” –

With respect to a particular individual:

(a)	each other member of such individual’s immediate family;

(b)	any Person that is directly or indirectly controlled by any one or more members of such individual’s immediate family;

(c)	any Person in which members of such individual’s Family hold (individually or in the aggregate) a controlling interest; and

(d)	any Person with respect to which one or more members of such individual’s immediate family serves as a director, officer, partner, manager, executor, or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

(a)	any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

(b)	any Person that holds a controlling interest in such specified Person;

(c)	each Person that serves as a director, officer, partner, manager, executor, or trustee of such specified Person (or in a similar capacity);

(d)	any Person in which such specified Person holds a controlling interest; and

(e)	any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

“Release” – any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching, or migration on or into the Environment or into or out of any property.

“Remedial Action” – all actions, including any capital expenditures, required or voluntarily undertaken (a) to clean up, remove, treat, or in any other way address any Hazardous Material or other substance; (b) to prevent the Release or Threat of Release or to minimize the further Release of any Hazardous Material or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the Environment; (c) to perform pre-remedial studies and investigations or post-remedial monitoring and care; or (d) to bring all Facilities and the operations conducted thereon into compliance with Environmental Laws and environmental Governmental Authorizations.

“Representative” – with respect to a particular Person, any director, officer, manager, general partner, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel, or other representative of that Person.

“SEC” – the United States Securities and Exchange Commission.

“Securities Act” – the Securities Act of 1933, as amended.

“Seller Contract” – any Contract: (a) under which Seller has or may acquire any rights or benefits; (b) under which Seller has or may become subject to any obligation or liability; or (c) by which Seller or any of the assets owned or used by Seller is or may become bound.

“Shareholders” – means Thomas J. Shideler and Barbara Shideler.

“Software” – all computer software and subsequent versions thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons, and icons, and all electronic files, electronic data, materials, manuals, design notes, and other items and documentation related thereto or associated therewith.

“Space Lease” – any lease or rental agreement pertaining to the occupancy of any improved space on any Land.

“Subsidiary” – as to any Person, (a) any corporation more than fifty percent (50%) of whose capital stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, (b) any partnership, association, joint venture, or other entity in which such Person directly or indirectly through Subsidiaries has more than a fifty percent (50%) interest in the total capital, total income, or total ownership interests of such entity at any time, and (c) any partnership in which such Person is a general partner.

“Tangible Asset Value” – all of Seller’s current assets (excluding cash) and fixed assets, both as reflected on Schedule 2.8.

“Tangible Personal Property” – all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles, and other items of tangible personal property (other than Inventories) of every kind owned or leased by Seller (wherever located and whether or not carried on Seller’s books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

“Tax” – any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel, or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum, and other tax, fee, assessment, levy, tariff, charge, or duty of any kind whatsoever, and any interest, penalty, addition, or additional amount thereon, in any such case, to the extent imposed, assessed, or collected by or under the authority of any Governmental Body, whether payable directly or payable under any tax-sharing agreement or any other Contract.

“Tax Return” – any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Third-Party Claim” – any claim against any Indemnified Person by a third party, whether or not involving a Proceeding.

“Threat of Release” – a reasonable likelihood of a Release that may require action in order to prevent or mitigate damage to property, humans, or the Environment that may result from such Release.

“Trade Secrets” – all know-how, trade secrets, confidential or proprietary information, customer lists, Software, technical information, data, process technology, plans, drawings, and blue prints.

2. Sale and Transfer of Assets; Closing

2.1 ASSETS TO BE SOLD

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, but effective as of the Closing Date, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller’s right, title, and interest in and to all property and assets, real, personal, or mixed, tangible and intangible, of every kind and description, wherever located, belonging to Seller and that relate to the Business as conducted immediately prior to the Closing Date (the “Assets”). The Assets shall include, but not be limited to, the following (but excluding the Excluded Assets):

(a)	all Real Property, including the Real Property described in Schedules 3.7;

(b)	all Tangible Personal Property, including those items described in Schedule 2.1(b);

(c)	all Inventories;

(d)	all Accounts Receivable;

(e)	all Seller Contracts, including those listed in Schedule 3.19(a), and all outstanding offers or solicitations made by or to Seller to enter into any Contract;

(f)	all Governmental Authorizations and all pending applications therefor or renewals thereof, in each case to the extent transferable to Buyer, including those listed in Schedule 3.16(b);

(g)	all data and Records related to the operations of Seller, including client and customer lists and Records, referral sources, research and development reports and Records, production reports and Records, service and warranty Records, equipment logs, operating guides and manuals, financial and accounting Records, creative materials, advertising materials, promotional materials, studies, reports, correspondence, and other similar documents and Records and, subject to Legal Requirements, certified copies of all personnel Records and other Records described in Section 2.2(g);

(h)	all of the intangible rights and property of Seller, including Intellectual Property Assets, going concern value, goodwill, telephone, telecopy and e-mail addresses and listings, the name “AVC”, “AVC Specialists” or any derivative thereof, and those items listed in Schedules 3.24(c), (d), (e) and (f);

(i)	all insurance benefits, including rights and proceeds, arising from or relating to the Assets or the Assumed Liabilities prior to the Closing Date, unless expended in accordance with this Agreement or relating to a claim, or loss for which Seller or Shareholders are liable or responsible hereunder;

(j)	all claims of Seller relating to the Assets, whether, known or unknown, contingent or noncontingent, including all such claims listed in Schedule 2.1(j), except to the extent Seller or Shareholders may use such claims to defend, offset, or counterclaim any claim made by a third party against Seller or Shareholder with respect to a Liability;

(k)	all rights of Seller relating to deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof that are not listed in Schedule 2.2(d) and that are not excluded under Section 2.2(h).

Notwithstanding the foregoing, the transfer of the Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Assets unless Buyer expressly assumes that Liability pursuant to Section 2.4(a).

2.2 EXCLUDED ASSETS

Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of Seller (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Assets and shall remain the property of Seller after the Closing:

(a)	all cash and cash equivalents;

(b)	all minute books, stock Records, and corporate seals;

(c)	all insurance policies and rights thereunder (except to the extent specified in Section 2.1(i) and (j));

(d)	all of the Seller Contracts listed in Schedule 2.2(d);

(e)	all personnel Records and other Records that Seller is required by law to retain in its possession;

(f)	all claims for refund of Taxes and other governmental charges of whatever nature;

(g)	all rights of Seller under this Agreement, the Bill of Sale and the Assignment and Assumption Agreement;

(h)	the Seller’s account receivable from Alstom Projects India, Ltd., relating a project in Kuwait; and

(i)	the property and assets expressly designated in Schedule 2.2(i).

2.3 CONSIDERATION

The aggregate consideration for the Assets (the “Purchase Price”) shall be paid by Buyer, in immediately available funds, as follows:

(a)	At the Closing, Buyer shall pay $1,250,000.00 in cash by wire transfer to an account specified by Seller and assume the Assumed Liabilities.

(b)	At the Closing, Buyer shall deposit with the Escrow Agent the Escrow Amount, pursuant to the terms and conditions of the Escrow Agreement.

(c)	In accordance with Section 2.8, Buyer or Seller shall pay the Adjustment Amount.

(d)	In accordance with Section 2.9, Buyer shall pay the Earn-out Amount.

2.4 ASSUMED LIABILITIES. At the Closing, but effective as of the Closing Date, Buyer shall assume and agree to discharge when due only the following Liabilities of Seller (the “Assumed Liabilities”), and all other Liabilities shall be deemed excluded Liabilities and the Seller shall have the sole responsibility to discharge such Liabilities:

(a)	any trade account payable reflected on the Interim Balance Sheet (other than a trade account payable to a Related Person of Seller that remains unpaid as of the Closing Date);

(b)	any trade account payable (other than a trade account payable to a Related Person of Seller) incurred by Seller in the Ordinary Course of Business between the date of the Interim Balance Sheet and the Closing Date that remains unpaid as of the Closing Date;

(c)	any Liability to Seller’s customers incurred by Seller in the Ordinary Course of Business for orders outstanding as of the Closing Date reflected on Seller’s books (other than any Liability, including, without limitation, warranty claims arising out of or relating to a breach that occurred prior to the Closing Date), including, without limitation, obligations to Seller’s customers to provide goods or services from and after the Closing Date;

(d)	any Liability of Seller arising after the Closing Date under any Seller Contract included in the Assets;

(e)	any Liability of Seller described in Schedule 2.4(e); and

(f)	any Liability relating in any way to the Assets or the Business arising from acts or omissions after the Closing.

2.5 ALLOCATION

The Purchase Price shall be allocated in accordance with Schedule 2.5. After the Closing, the parties shall make consistent use of the allocation, fair market value, and useful lives specified in Schedule 2.5 for all Tax purposes and in all filings, declarations, and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code. Buyer shall prepare and deliver IRS Form 8594 to Seller within forty-five (45) days after the Closing to be filed with the IRS. In any Proceeding related to the determination of any Tax, neither Buyer nor Seller shall contend or represent that such allocation is not a correct allocation.

2.6 CLOSING

The purchase and sale provided for in this Agreement will take place via the exchange of signature pages and closing documents by facsimile, electronic and/or courier service on the date on which this Agreement is signed (the “Closing Date”), which the parties intend to be as soon as practicable, but no later than August 1, 2008.

2.7 CLOSING OBLIGATIONS

In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

(a)	Seller shall deliver to Buyer:

(i)	the Bill of Sale executed by Seller;

(ii)	the Assignment and Assumption Agreement executed by Seller;

(iii)	for each interest in Real Property identified on Schedule 3.7, a recordable general warranty deed, an assignment and assumption of Lease or such other appropriate document or instrument of transfer, as the case may require, each in form and substance satisfactory to Buyer and its counsel and executed by Seller;

(iv)	assignments of all Intellectual Property Assets and separate assignments of all registered Marks and Patents executed by Seller;

(v)	such other deeds, bills of sale, assignments, certificates of title (including endorsed certificates of title for motor vehicles), documents, and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance satisfactory to Buyer and its legal counsel and executed by Seller;

(vi)	the Employment Agreements, each executed the appropriate employee party;

(vii)	a certificate of the Secretary of Seller certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Seller, certifying and attaching all requisite resolutions or actions of Seller’s board of directors and the Shareholders approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and the change of name contemplated by Section 5.4 and certifying to the incumbency and signatures of the officers of Seller executing this Agreement and any other document relating to the Contemplated Transactions, accompanied by the requisite documents for amending the relevant Governing Documents of Seller required to effect such change of name in form sufficient for filing with the appropriate Governmental Body;

(viii)	a certificate issued by the jurisdiction of Seller’s organization as of a date not more than 5 days before the Closing certifying that Seller is validly existing and in good standing;

(ix)	the Consents;

(x)	payoff letters or release letters from each party which holds an Encumbrance on any of the Assets, accompanied by proper lien release documents, in the form as acceptable to Buyer.

(b)	Buyer shall deliver to Seller:

(i)	$1,250,000.00 by wire transfer to an account specified by Seller;

(xiv)	the Assignment and Assumption Agreement executed by Buyer;

(iii)	the Employment Agreements executed by Buyer;

(iv)	a certificate of the Secretary of Buyer certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Buyer and certifying and attaching all requisite resolutions or actions of Buyer’s board of directors and, if necessary or required, its Shareholders, approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of Buyer executing this Agreement and any other document relating to the Contemplated Transactions; and

(v)	a certificate issued by the jurisdiction of Buyer’s organization as of a date not more than 5 days before the Closing certifying that Buyer is validly existing and in good standing.

2.8 ADJUSTMENTS

(a)	Within 45 days after the Closing, Seller shall deliver to Buyer a statement of showing the Net Operating Asset Value and Adjustment Amount as of the Closing Date; calculated in accordance with GAAP and on the same basis and applying the same accounting principles, policies and practices for the accounts set forth on Schedule 2.8. Seller shall furnish or cause to be furnished to Buyer such work papers, records, or other documents relating to the applicable calculation of the Net Operating Asset Value and the Adjustment Amount, and access thereto, as may be necessary or reasonably appropriate for evaluation of each calculation.

(b)	If the Adjustment Amount is negative, the Adjustment Amount shall be paid by wire transfer by Seller to an account specified by Buyer and if the Adjustment Amount is positive, the Adjustment Amount shall be paid by wire transfer by Buyer to an account specified by Seller, each within five (5) business days after the delivery of the statement or the resolution of any dispute pursuant to Section 2.10, whichever is later.

2.9 EARN-OUT

(a)	The Earn-out shall be:

(i)	an amount (not to exceed $400,000.00 in the aggregate) equal to fifty percent (50%) of the cumulative amount by which annual Gross Profit of the Business exceeds $1,400,000.00 per Fiscal Year (the result of each calculation being an “Earn-out Amount”) in any of the following (each, an “Earn-out Period”):

(A)	the partial portion of Fiscal Year 2008, which period commences at the beginning of the month next succeeding the Closing;

(B)	Fiscal Year 2009; and

(C)	the partial portion of Fiscal Year 2010, which period commences on January 1, 2010 and continues until the two-year anniversary of the commencement date set forth in subsection (A) above

(a)	(ii) At the conclusion of each Earn-out Period, Buyer shall perform a calculation to determine the Earn-out Amount due to the Seller. For purposes of Fiscal Year 2008, the annual Gross Profit shall be prorated at the rate of five twelfths, so that if the actual prorated results exceed $583,333.33 of Gross Profit, then the Seller shall be deemed to have achieved an Earn-out Amount as stated above. Likewise, Fiscal Year 2010 amounts shall be prorated in a similar manner except at the rate of seven-twelfths. Each Earn-out Amount is subject, in all respects, to the $400,000 aggregate cap described in Section 2.9(a)(i) and before consideration of the prorated amounts as noted above. Notwithstanding anything in this Agreement to the contrary, once Seller is entitled to an Earn-out Payment, Seller shall have no obligation to repay or refund any portion of such Earn-out Amount. Earn-out Amounts shall be paid by wire transfer by Buyer to an account specified by Seller on or before the later of the third calendar month following the conclusion of each Earn-out Period or 3 business days after the calculation of the applicable Earn-out Amount becomes binding and conclusive on the parties pursuant to Section 2.10. If during any time during the Earn-Out Period, Thomas Shideler is not employed by Buyer, upon written request of either Shareholder, Buyer shall provide to the Shareholders the most recent monthly financial statements of the A.V.C. Specialists division of Buyer and such other information reasonably related to the Earn-out set forth in this Section 2.9; provided, however, that Shareholders shall not be permitted to make more than one such request in any thirty (30) day period. Within three (3) days of the receipt of such written request, Buyer shall provide the Shareholders either such physical documents or access to Buyer’s facilities for Shareholders to review such information.

(b)	(b) “Gross Profit” as of a given date shall mean the aggregate gross profits of the Business in a Fiscal Year, calculated in the same manner as is reflected as “Gross Profit” in Seller’s regularly prepared income statements prior to Closing as set forth on Schedule 2.9(b).

(c)	Buyer shall prepare a statement of Gross Profit calculated in accordance with Schedule 2.9(b) and deliver the statement to Seller within 60 days of the end of each Earn-out Period. Buyer shall furnish or cause to be furnished to Seller such work papers, records, or other documents relating to the applicable calculation of Gross Profit and Earn-out Amount, and access thereto, as either Shareholder or Seller may deem to be necessary or reasonably appropriate for evaluation of each calculation.

(d)	Buyer agrees not to (i) operate the Business in a manner and to the extent intended to misrepresent or manipulate the earnings of the Business in any Earn-out Period or the Earn-out Amount, (ii) fail to cause the books and records of the Business to be maintained in a manner as will allow for the segregation, identification and accounting for expenses and revenues for the Business applied in conformance with GAAP and on a basis consistent with the preparation of the financial statements of Seller and otherwise in accordance with the historical practices of the Business prior to Closing, and (iii) operate the Business in a manner designed to reduce revenue or increase operating costs during any Earn-out Period. Notwithstanding the foregoing, any and all decisions regarding the operations of the Business based on Buyer’s good faith business judgment shall not be deemed to be violations of the conditions of this Section 2.9(d).

2.10 DISPUTE PROCEDURE

(a)	If within 30 days following delivery of the Adjustment Amount calculation Buyer has not given Seller written notice of its objection as to the Adjustment Amount calculation (which notice shall state the basis of Buyer’s objection), then the Adjustment Amount calculated by Seller shall be binding and conclusive on the parties.

(b)	If within 30 days following the delivery of the Earn-out Amount calculation either Seller or a Shareholder has not given Buyer written notice of its objections to the Earn-out Amount calculation (which notice shall state the basis of Seller’s or the Shareholders’ objection), then the Earn-out Amount calculated by Buyer shall be binding and conclusive on the parties. Notice by one Shareholder shall be deemed to be given on behalf of and with the concurrence and agreement of both Shareholders.

(c)	If either party duly gives the other party a notice of objection pursuant to Section 2.10(a) or (b), and if Seller and Buyer fail to resolve the issues outstanding with respect to the calculation of the Adjustment Amount or the Earn-out Amount within 30 days after the applicable party’s receipt of the objection notice, Seller and Buyer shall submit the issues remaining in dispute to Deloitte & Touche USA LLP, independent public accountants or another independent public accounting firm mutually satisfactory to the parties (the “Independent Accountants”) for resolution applying the applicable principles, policies, and practices referred to in Sections 2.8(a) and 2.9(b) and (c). If issues are submitted to the Independent Accountants for resolution, (i) Seller and Buyer shall furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that party or its agents and shall be afforded the opportunity to present to the Independent Accountants any material relating to the disputed issues and to discuss the issues with the Independent Accountants; (ii) the determination by the Independent Accountants, as set forth in a notice to be delivered to both Seller and Buyer within 60 days of the submission to the Independent Accountants of the issues remaining in dispute, shall be final, binding, and conclusive on the parties; and (iii) Seller and Buyer will each bear 50% of the fees and costs of the Independent Accountants for such determination.

2.11 CONSENTS.

If there are any Consents that have not yet been obtained (or otherwise are not in full force and effect) as of the Closing, in the case of each Seller Contract as to which such Consents were not obtained (or otherwise are not in full force and effect) (the “Restricted Contracts”), Buyer may waive the closing conditions as to any such Consent and either: (i) elect to have Seller continue its efforts to obtain the Consents; or (ii) elect to have Seller retain that Restricted Contract and all Liabilities arising therefrom or relating thereto. If Buyer elects to have Seller continue its efforts to obtain any Consents and the Closing occurs, notwithstanding Sections 2.1 and 2.4, neither this Agreement nor the Assignment and Assumption Agreement nor any other document related to the consummation of the Contemplated Transactions shall constitute a sale, assignment, assumption, transfer, conveyance, or delivery or an attempted sale, assignment, assumption, transfer, conveyance, or delivery of the Restricted Contracts, and following the Closing, the parties shall use commercially reasonable efforts, and cooperate with each other, to obtain the Consent relating to each Restricted Contract as quickly as practicable. Pending the obtaining of such Consents relating to any Restricted Contract, the parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to Buyer the benefits of use of the Restricted Contract for its term (or any right or benefit arising thereunder, including the enforcement for the benefit of Buyer of any and all rights of Seller against a third party thereunder). Once a Consent for the sale, assignment, assumption, transfer, conveyance, and delivery of a Restricted Contract is obtained, Seller shall promptly assign, transfer, convey, and deliver such Restricted Contract to Buyer, and Buyer shall assume the obligations under such Restricted Contract assigned to Buyer from and after the date of assignment to Buyer pursuant to a special-purpose assignment and assumption agreement substantially similar in terms to those of the Assignment and Assumption Agreement (which special-purpose agreement the parties shall prepare, execute, and deliver in good faith at the time of such transfer, all at no additional cost to Buyer).

3. Representations and Warranties of Seller

Seller and Shareholders, jointly and severally, represent and warrant, at and as of the Closing Date (unless another time or time period is expressly stated), to Buyer as follows:

3.1 ORGANIZATION AND GOOD STANDING

(a)	Schedule 3.1(a) contains a complete and accurate list of Seller’s jurisdiction of incorporation and any other jurisdictions in which it is qualified to do business as a foreign corporation. Seller is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Seller Contracts. Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction, except where the failure to qualify would not have a Material Adverse Effect.

(b)	Complete and accurate copies of the Governing Documents of Seller, as currently in effect, have been provided to Buyer.

(c)	Seller has no Subsidiary and, except as disclosed in Schedule 3.1(c), does not own any shares of capital stock or other securities or equity interests of any other Person.

3.2 ENFORCEABILITY; AUTHORITY; NO CONFLICT

(a)	This Agreement constitutes the legal, valid, and binding obligation of Seller, enforceable against it in accordance with its terms, except as the enforcement thereof may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally. Upon the execution and delivery by Seller of the Assignment and Assumption Agreement, and each other agreement to be executed or delivered by Seller at the Closing (collectively, the “Seller’s Closing Documents”), each of Seller’s Closing Documents will constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as the enforcement thereof may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally. Seller has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Seller’s Closing Documents to which it is a party and to perform its obligations under this Agreement and the Seller’s Closing Documents, and such action has been duly authorized by all necessary action by Seller’s shareholders and board of directors.

(b)	Except as set forth in Schedule 3.2(b), neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions does, directly or indirectly (with or without notice or lapse of time): (i) breach (A) any provision of any of the Governing Documents of Seller or (B) any resolution adopted by the board of directors or the shareholders of Seller; (ii) breach or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Seller or any of the Assets, may be subject; (iii) contravene, conflict with, or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by Seller or that otherwise relates to the Assets or to the business of Seller; (iv) breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate, or modify, any Seller Contract; or (v) result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets, except where the breach, right, contravention, conflict, violation, imposition or creation would not have a Material Adverse Effect.

(c)	Except as set forth in Schedule 3.2(c), Seller is not required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

3.3 CAPITALIZATION

The authorized equity securities of Seller consist of 1,000,000 shares of common stock, no par value per share, of which 100,000 shares are issued and outstanding. All the outstanding shares are owned by the Shareholders. There are no Contracts or agreements relating to the issuance, sale, or transfer of any equity securities or other securities of Seller or any options, warrants or other similar rights of ownership in Seller.

3.4 FINANCIAL STATEMENTS

Seller has delivered to Buyer: (a) the unaudited Financial Statements in each of the fiscal years 2006, 2007 and 2008; (b) the Interim Financial Statements for the four months ended April 30, 2008, certified by Seller’s chief financial officer. Such financial statements fairly present the financial condition and the results of operations, changes in shareholders’ equity, and cash flows of Seller as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP (except that in the case of the Interim Financial Statement, such statements will not contain footnotes or year-end adjustments). The financial statements referred to in this Section 3.4 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. The financial statements have been and will be prepared from and are in accordance with the accounting Records of Seller.

3.5 BOOKS AND RECORDS

The minute books of Seller, all of which have been made available to Buyer, are true, correct and complete minute books of Seller.

3.6 SUFFICIENCY OF ASSETS

Except as set forth in Schedule 3.6, the Assets (a) constitute all of the assets, tangible and intangible, necessary to conduct the Business in the manner presently operated by Seller and (b) include all of the operating assets of Seller.

3.7 DESCRIPTION OF LEASED REAL PROPERTY; NO REAL PROPERTY

Schedule 3.7 contains a correct street address of all tracts, parcels, and subdivided lots in which Seller has a leasehold interest. Seller has previously provided Buyer with true, accurate and complete copies of all Real Property Leases. Seller does not own any Real Property.

3.8 TITLE TO ASSETS; ENCUMBRANCES

Seller owns good and transferable title to all of the Assets free and clear of any Encumbrances other than those described in Schedule 3.8 (“Permitted Encumbrances”).

3.9 CONDITION OF FACILITIES

Except as disclosed in Schedule 3.9, each item of Tangible Personal Property is in good repair and good operating condition, ordinary wear and tear excepted, is suitable for immediate use in the Ordinary Course of Business. Except as disclosed in Schedule 3.9, no material item of Tangible Personal Property is in need of repair or replacement other than as part of routine maintenance in the Ordinary Course of Business. Except as disclosed in Schedule 3.9, all Tangible Personal Property used in Seller’s business is in the possession of Seller.

3.10 ACCOUNTS RECEIVABLE

(a) All Accounts Receivable that are reflected on the Interim Financial Statements or incurred since such date, as reflected on the accounting Records of Seller as of the Closing Date, represent or will represent valid obligations arising from sales actually made or services actually performed by Seller in the Ordinary Course of Business. Except to the extent paid prior to the Closing, such Accounts Receivable are or will be as of the Closing Date current and collectible in the Ordinary Course of Business net of the respective reserves shown on the Interim Financial Statements (which reserves are adequate and calculated consistent with past practice. There is no contest, claim, defense, or right of setoff currently being asserted by an account debtor, other than returns in the Ordinary Course of Business of Seller, under any Contract with any account debtor of an Account Receivable relating to the amount or validity of such Account Receivable. Schedule 3.10 contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Financial Statements, which list sets forth the aging of each such Account Receivable.

3.11 INVENTORIES

All items included in the Inventories consist of a quality and quantity usable and, with respect to finished goods, saleable, in the Ordinary Course of Business of Seller except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Interim Financial Statements or on the accounting Records of Seller as of the Closing Date, as the case may be. Except as disclosed in Schedule 3.11, Seller is not in possession of any inventory not owned by Seller, including goods already sold. Inventories now on hand that were purchased after the date of the Interim Financial Statements were purchased in the Ordinary Course of Business of Seller at a cost not exceeding general market prices available to Seller prevailing at the time of purchase. The quantities of each item of Inventories (whether raw materials, work-in-process, or finished goods) are not excessive but are reasonable in the present circumstances of Seller. Inventories are reflected on the accounting Records of Seller at the lower of cost or market.

3.12 NO UNDISCLOSED LIABILITIES

Except as set forth in Schedule 3.12, Seller has no Liability except for Liabilities reflected or reserved against in the Interim Financial Statements and current liabilities incurred in the Ordinary Course of Business of Seller since the date of the Interim Financial Statements.

3.13 TAXES

(a)

Tax Returns Filed and Taxes Paid. Seller has filed or caused to be filed on a timely basis all Tax Returns and all reports with respect to Taxes that are or were required to be filed pursuant to applicable Legal Requirements. All Tax Returns and reports filed by Seller are true, correct, and complete in all material respects. Seller has paid, or made provision for the payment of, all Taxes that have or may have become due for all periods covered by the Tax Returns, or sought and complied with any applicable extension with respect to, or pursuant to any assessment received by Seller, except such Taxes, if any, as are listed in Schedule 3.13(a) and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Financial Statements and the Interim Financial Statements or are not required to be reserved against pursuant to GAAP. Except as provided in Schedule 3.13(a), Seller currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made or is reasonably expected by Seller to be made by any Governmental Body in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax, and Seller has received no notice of any claims from a taxing authority attributable to Taxes which, if adversely determined, would result in any such Encumbrance.

(b)	Delivery of Tax Returns and Information Regarding Audits and Potential Audits. Seller has delivered or made available to Buyer copies of, and Schedule 3.13(b) contains a complete and accurate list of, all Tax Returns filed since January 1, 2006. No such Tax Returns of Seller have been audited, nor has Seller received any notice from a Governmental Body that any such Tax Returns are currently under audit. Except as provided in Schedule 3.13(b), Seller has no notice from any Governmental Body that it is likely to assess any additional taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Taxes of Seller claimed or raised by any Governmental Body in writing. Except as described in Schedule 3.13(b), Seller has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of Seller or for which Seller may be liable.

(c)	Specific Potential Tax Liabilities and Tax Situations.

(i)	Withholding. All Taxes that Seller is or was required by Legal Requirements to withhold, deduct, or collect have been duly withheld, deducted, and collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

(ii)	Tax Sharing or Similar Agreements. There is no tax sharing agreement, tax allocation agreement, tax indemnity obligation, or similar written or unwritten agreement, arrangement, understanding, or practice with respect to Taxes (including any advance pricing agreement, closing agreement, or other arrangement relating to Taxes) that will require any payment by Seller.

(iii)	Consolidated Group. Seller (A) has not been a member of an affiliated group within the meaning of Code Section 1504(a) (or any similar group defined under a similar provision of state, local, or foreign law) and (B) has no liability for Taxes of any person (other than Seller and its Subsidiaries) under Treas. Reg. Sect. 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor by contract or otherwise.

(iv)	Substantial Understatement Penalty. Seller has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

3.14 NO MATERIAL ADVERSE CHANGE

Since the date of the Interim Financial Statements, there has not been any Material Adverse Change in Seller, and Seller has no Knowledge of any event that has occurred that may reasonably result in such a Material Adverse Change.

3.15 EMPLOYEE BENEFITS

(a)	Seller’s only Employee Plans (as defined in paragraph (d) below) have been and are a Savings Incentive Match Plan for Employees of Small Employers, effective January 1, 2001 “Simple Plan” and an Anthem Blue Cross Life and Health Insurance Company Group Insurance Policy “Group Health Policy”.

(b)	None of the Plans has ever promised or provided health care or other non-pension benefits to former employees (other than benefits required to be provided by Part 6 of Subtitle B of Title I of ERISA).

(c)	Seller has made all due and payable Employer matching contributions under the Simple Plan to each employee’s SIMPLE IRA.

(d)	With respect to each Plan, there has been no “prohibited transaction”, as such term is defined in Section 406 of ERISA and Section 4975 of the Code, which could result in any material tax, penalty or liability of Seller. All of the Plans have complied in all material respects with the requirements prescribed by any and all applicable statutes, orders or governmental rules or regulations in effect with respect thereto. There are no material actions, suits or claims pending (other than routine claims for benefits) or, to the best Knowledge of Seller, threatened, with respect to any of the Plans.

(e)	For the purposes of this Section, (i) the term “Employee Plan” or “Plan” includes any employee benefit plan as defined in Section 3(3) of ERISA, and any bonus, stock option, or other benefit plan or arrangement, whether or not subject to ERISA, but shall not include any such plan or arrangement which is, or is similar to, a payroll practice as defined in 29 CFR Section 2510.3-1(b).

(f)	Seller currently complies, in all material respects with the applicable continuation requirements for the Group Health Policy, including (i) COBRA and (ii) any applicable state statutes mandating health insurance continuation coverage for employees.

(g)

The form of all Employee Plans is in compliance with the applicable terms of ERISA, the Code, and any other applicable laws, including the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993, and the Health Insurance Portability and Accountability Act of 1996, and such plans have been operated in compliance with such laws and the written Employee Plan documents. Neither Seller nor any fiduciary of an Employee Plan has violated the requirements of Section 404 of ERISA. All required reports and descriptions of the Employee Plans (including Internal Revenue Service Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions, and Summaries of Material Modifications) have been (when required) timely filed with the IRS, the U.S. Department of Labor, or other Governmental Body and distributed as required, and all notices required by ERISA or the Code or any other Legal Requirement with respect to the Employee Plans have been appropriately given.

(h)	Seller has maintained workers’ compensation coverage as required by applicable state law through purchase of insurance and not by self-insurance or otherwise except as disclosed to Buyer on Schedule 3.15(h).

(i)	Except for the continuation coverage requirements of COBRA, Seller has no obligations or potential liability for benefits to employees, former employees, or their respective dependents following termination of employment or retirement under the Group Health Policy.

(j)	Neither the entering into of this Agreement nor the occurrence of any of the Contemplated Transactions will result in an amendment, modification, or termination of any of the Employee Plans. No written or oral representations have been made to any employee or former employee of Seller promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life, or disability coverage for any period of time beyond the end of the current plan year (except to the extent of coverage required under COBRA). No written or oral representations have been made to any employee or former employee of Seller concerning the employee benefits of Buyer.

3.16 COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS

(a)	Except as set forth in Schedule 3.16(a):

(i)	Seller is in compliance with each material Legal Requirement that is applicable to it or to the Assets or the conduct or operation of the Business or the ownership or use of any of the Assets;

(ii)	to Seller’s Knowledge, no event has occurred that (with or without notice or lapse of time) (A) may constitute or result in a material violation by Seller of, or a failure of Seller to comply in any material respect with, any Legal Requirement or (B) may reasonably give rise to any obligation of Seller to undertake, or to bear all or any portion of the cost of, any Remedial Action of any nature; and

(iii)	Seller has not received, at any time since January 1, 2006, any notice or other communication (whether oral or written) from any Governmental Body or any written notice or other written communication from any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement or (B) any actual, alleged, reasonably possible, or potential obligation of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature pursuant to any Legal Requirement.

(b)	Schedule 3.16(b) contains a complete and accurate list of each Governmental Authorization that is held by Seller and that relates to the Business or the Assets. Each Governmental Authorization listed or required to be listed in Schedule 3.16(b) is valid and in full force and effect. Except as set forth in Schedule 3.16(b):

(i)	Seller is, and at all times since January 1, 2006, has been, in compliance in all material respects with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 3.16(b);

(ii)	to Seller’s Knowledge, no event has occurred that reasonably may (with or without notice or lapse of time) (A) constitute or result in a material violation by Seller of or a failure by Seller to comply in any material respect with any term or requirement of any Governmental Authorization listed or required to be listed in Schedule 3.16(b) or (B) may reasonably be expected to result in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Schedule 3.16(b);

(iii)	Seller has not received, at any time since January 1, 2006, any notice or other communication (whether oral or written) from any Governmental Body or any written notice or other written communication from any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any material term or requirement of any Governmental Authorization or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

(iv)	all applications required to be filed for the renewal of the Governmental Authorizations listed or required to be listed in Schedule 3.16(b) have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to be made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

The Governmental Authorizations listed in Schedule 3.16(b) collectively constitute all of the Governmental Authorizations necessary to permit Seller to lawfully conduct and operate its business in the manner in which it currently conducts and operates such business and to permit Seller to own and use its assets in the manner in which it currently owns and uses such assets.

3.17 LEGAL PROCEEDINGS; ORDERS

(a)	Except as set forth in Schedule 3.17(a), there is no pending or, to Seller’s Knowledge, threatened Proceeding:

(i)	by or against Seller or that otherwise relates to or may adversely affect the Business of, or the Assets taken as a whole; or

(ii)	that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

To the Knowledge of Seller, no event has occurred that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding. Seller has made available, and will continue to make available, to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Schedule 3.17(a). Except as set forth in Schedule 3.17(a), there are no Proceedings listed or required to be listed in Schedule 3.17(a) that could have a Material Adverse Effect.

(b)	Except as set forth in Schedule 3.17(b):

(i)	there is no Order to which Seller, the Business, or any of the Assets is subject;

(ii)	to the Knowledge of Seller, no officer, director, agent, or employee of Seller is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the Business;

(iii)	to the Knowledge of Seller, no event has occurred that is reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which Seller or any of the Assets is subject; and

(iv)	Seller has not received, at any time since January 1, 2006, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which Seller or any of the Assets is or has been subject.

3.18 ABSENCE OF CERTAIN CHANGES AND EVENTS

Except as set forth in Schedule 3.18, since the date of the Interim Financial Statements, Seller has conducted its business only in the Ordinary Course of Business and there has not been any:

(a)	change in Seller’s authorized or issued capital stock;

(b)	amendment to the Governing Documents of Seller;

(c)	payment outside the Ordinary Course of Business or increase by Seller of any bonuses, salaries, or other compensation to any shareholder, director, or officer, nor any payment or increase by Seller (except in the Ordinary Course of Business) of any bonuses, salaries, or other compensation to any employee, nor entry into any employment, severance, or similar Contract with any director, officer, or employee;

(d)	adoption or termination of, amendment to, or increase in the payments to or benefits under, any Employee Plan;

(e)	damage to or destruction or loss of any material Asset, whether or not covered by insurance;

(f)	entry into, termination of, or receipt of notice of termination of (i) any material license, distributorship, dealer, sales representative, joint venture, credit, or similar Contract to which Seller is a party, or (ii) any Contract or transaction involving a total commitment by Seller of at least $20,000;

(g)	sale (other than sales of Inventories in the Ordinary Course of Business), lease or other disposition of any Asset or property of Seller (including the Intellectual Property Assets) or the creation of any Encumbrance on any Asset;

(h)	cancellation or waiver of any claims or rights with a value to Seller in excess of $20,000;

(i)	notice by any customer or supplier of an intention to discontinue or materially change the terms of its relationship with Seller outside the Ordinary Course of Business;

(j)	material change in the accounting methods used by Seller; or

(k)	Contract entered into by Seller to do any of the foregoing.

3.19 CONTRACTS; NO DEFAULTS

(a)	Schedule 3.19(a) contains an accurate and complete list, and Seller has delivered to Buyer accurate and complete copies, of:

(i)	each Seller Contract that involves performance of services or delivery of goods or materials by Seller of an amount or value in excess of $20,000;

(ii)	each Seller Contract that involves performance of services or delivery of goods or materials to Seller of an amount or value in excess of $20,000;

(iii)	each Seller Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of Seller in excess of $20,000);

(iv)	each Seller Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real property;

(v)	each Seller Contract with any labor union or other employee representative of a group of employees relating to wages, hours, and other conditions of employment;

(vi)	each Seller Contract involving a sharing of profits, losses, costs, or liabilities by Seller with any other Person;

(vii)	each Seller Contract containing covenants that in any way purport to restrict Seller’s business activity or limit the freedom of Seller to engage in any line of business or to compete with any Person;

(viii)	each Seller Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

(ix)	each power of attorney of Seller that is currently (or could become in the future) effective and outstanding;

(x)	each Seller Contract for capital expenditures by Seller in excess of $20,000;

(xi)	each Seller Contract not denominated in Dollars;

(xii)	each written warranty, guaranty, or other similar undertaking with respect to contractual performance extended by Seller other than in its Ordinary Course of Business;

(xiii)	the form of Seller’s standard warranty terms and the warranties for any contract entered into in the Ordinary Course of Business of Seller; and

(xiv)	each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

(b)	Except as set forth in Schedule 3.19(b), no Shareholder has or may acquire any rights under, and no Shareholder has or may become subject to any obligation or liability under, any Contract that relates to the Business or any of the Assets.

(c)	Except as set forth in Schedule 3.19(c):

(i)	each Contract identified or required to be identified in Schedule 3.19(a) and that is to be assigned to or assumed by Buyer under this Agreement is in full force and effect and to Seller’s Knowledge is valid and enforceable in accordance with its terms except as the enforcement thereof may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally;

(ii)	each Contract identified or required to be identified in Schedule 3.19(a) and that is being assigned to or assumed by Buyer is assignable by Seller to Buyer without the consent of the other party or parties thereto; and

(iii)	to the Knowledge of Seller, no Contract identified or required to be identified in Schedule 3.19(a) and that is to be assigned to or assumed by Buyer under this Agreement will upon completion or performance thereof have a Material Adverse Effect on Seller.

(d)	Except as set forth in Schedule 3.19(d):

(i)	Seller is, and at all times since January 1, 2006, has been, in all material respects in compliance with all applicable terms and requirements of each Seller Contract that is being assigned to or assumed by Buyer;

(ii)	each other Person that has or had any obligation or liability under any Seller Contract that is being assigned to or assumed by Buyer is, and at all times since January 1, 2006, has been, to Seller’s Knowledge in compliance in all material respects with all applicable terms and requirements of such Contract;

(iii)	no event has occurred that (with or without notice or lapse of time) may contravene, conflict with, or result in a breach of, or give Seller or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate, or modify any Seller Contract that is being assigned to or assumed by Buyer;

(iv)	no event has occurred under the terms of any Contract that (with or without notice or lapse of time) would cause the creation of any Encumbrance affecting any of the Assets; and

(v)	Seller has not given to or received from any other Person, at any time since January 1, 2006, any written notice or other written communication regarding any actual, alleged, or potential violation or breach of, or default under, any Seller Contract that is being assigned to or assumed by Buyer.

(e)	There are no renegotiations of, requests to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to Seller under current or completed Seller Contracts with any Person having the contractual or statutory right to demand or require such renegotiation, and no such Person has made written demand for such renegotiation.

(f)	Except as set forth in Schedule 3.19(f), each Seller Contract relating to the sale, design, manufacture, or provision of products or services by Seller has been entered into in the Ordinary Course of Business of Seller and has been entered into without the commission by Seller of any act alone or in concert with any other Person, or any consideration having been paid or promised by Seller, that is or would be in violation of any Legal Requirement for which Seller could reasonably be held liable or otherwise responsible.

3.20 INSURANCE

(a)	Seller has delivered to Buyer:

(i)	accurate and complete summaries of all policies of insurance to which Seller is a party or under which Seller is covered, a list of which is included in Schedule 3.20(a);

(ii)	accurate and complete copies of all pending applications by Seller for policies of insurance; and

(iii)	any statement by any consultant or risk management advisor with regard to the adequacy of Seller’s coverage or of the reserves for claims.

(b)	Schedule 3.20(b) describes:

(i)	any self-insurance arrangement by or affecting Seller, including any reserves established thereunder;

(ii)	any Contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk to which Seller is a party or by which Seller is bound or that involves the business of Seller; and

(iii)	all obligations of Seller to provide insurance coverage to Third Parties (for example, under Leases or service agreements) and identifies the policy under which such coverage is provided.

(c)	Seller has previously provided to Buyer for the current policy year and each of the 2 preceding policy years:

(i)	a summary of the loss experience under each policy of insurance;

(ii)	a statement describing each claim under a policy of insurance for an amount in excess of ($10,000), which sets forth:

(A)	the name of the claimant;

(B)	a description of the policy by insurer, type of insurance, and period of coverage; and

(C)	the amount and a brief description of the claim.

and

(iii)	a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

(d)	Except as set forth in Schedule 3.20(d):

(i)	all policies of insurance to which Seller is a party or that provide coverage to Seller:

(A)	are to Seller’s Knowledge, valid, outstanding, and enforceable;

(B)	taken together, to Seller’s Knowledge, provide adequate insurance coverage for the Assets and the operations of Seller for all risks normally insured against by a Person carrying on the same business or businesses as Seller with the same volume of business as Seller in the same location; and

(C)	are sufficient for compliance with all material Legal Requirements and Seller Contracts;

(ii)	Seller has not received (A) any refusal of insurance coverage or any notice that a defense will be afforded with reservation of rights to any insurance claim or (B) within the past two (2) years any notice of cancellation or any other indication that any policy of insurance is no longer in full force or effect or that the issuer of any policy of insurance is not willing or able to perform its obligations thereunder;

(iii)	Seller (or any other party liable therefor) has paid all premiums due, and has otherwise performed all of its obligations, under each policy of insurance to which Seller is a party or that provides coverage to Seller; and

(iv)	Seller has given notice to the insurer of all claims for which it intends to seek coverage thereunder.

3.21 ENVIRONMENTAL MATTERS

Except as disclosed in Schedule 3.21:

(a)	To Seller’s Knowledge, Seller is, and at all times has been, in full compliance with, and has not been and is not to Seller’s Knowledge, in violation of or liable under, any Environmental Law. Seller has no basis to expect, has it or, to Seller’s Knowledge, any other Person for whose conduct they are or may be held to be responsible received, any actual or threatened order, notice, or other communication from (i) any Governmental Body or private citizen or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any Facility or other Asset (whether real, personal or mixed) in which Seller has or had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, handled, or processed by Seller or any other Person for whose conduct it is or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(b)	There are no pending or, to the Knowledge of Seller, threatened claims, Encumbrances, or other restrictions of any nature resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law with respect to or affecting any Facility or any other Asset (whether real, personal, or mixed) in which Seller has or had an interest.

(c)

Since January 1, 2006, Seller has no Knowledge of or any basis to expect, nor has Seller or any other Person for whose conduct they are or may be held responsible, received from any Governmental Body, any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any Facility or Asset (whether real, personal, or mixed) in which Seller has or had an interest for which it could be held liable, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, handled, or processed by Seller or any other Person for whose conduct it is or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(d)	Neither Seller nor any other Person for whose conduct it is or may be held responsible has, to Seller’s Knowledge, any Environmental, Health and Safety Liabilities with respect to any Facility or, to the Knowledge of Seller, with respect to any other property or asset (whether real, personal, or mixed) in which Seller (or any predecessor) has or had an interest, or to Seller’s Knowledge, at any property geologically or hydrologically adjoining any Facility or any such other property or asset.

(e)	There are no Hazardous Materials present on or in the Environment at any Facility or to Seller’s Knowledge at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, aboveground or underground storage tanks, landfills, land deposits, dumps, equipment (whether movable or fixed), or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other Facility or to Seller’s Knowledge such adjoining property, or incorporated into any structure therein or thereon. Neither Seller nor any Person for whose conduct it is or may be held responsible, or to the Knowledge of Seller, any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to any Facility or any other property or assets (whether real, personal, or mixed) in which Seller has or had an interest except in full compliance with all applicable Environmental Laws.

(f)	Since January 1, 2006, there has been no Release or, to the Knowledge of Seller, Threat of Release, of any Hazardous Materials at or from any Facility or at any other location where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, handled, or processed from or by any Facility, or from any other property or asset (whether real, personal, or mixed) in which Seller has or had an interest, or to the Knowledge of Seller any geologically or hydrologically adjoining property, whether by Seller or any other Person.

(g)	Seller has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Seller pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance, by Seller or any other Person for whose conduct it is or may be held responsible, with Environmental Laws.

(h)	The Facilities do not contain any wetlands, as defined in the Clean Water Act and regulations promulgated thereunder, or similar Legal Requirements, or other sensitive or protected areas or species of flora or fauna.

3.22 EMPLOYEES

(a)	Schedule 3.22(a) contains a complete and accurate list of the following information for each full-time, permanent employee and director of Seller, including each such employee on leave of absence or layoff status: name; job title; date of hiring or engagement; date of commencement of employment or engagement; current compensation paid or payable and any change in compensation since December 31, 2006; frequency of payment (i.e., weekly, semi-monthly, etc.); whether the employee is exempt or non-exempt for overtime purposes; sick and vacation leave that is accrued but unused; and service credited under any Employee Plan, or any other employee or director benefit plan.

(b)	To the Knowledge of Seller, no full-time, permanent officer, director, agent, employee, consultant, or contractor of Seller is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor (i) to engage in or continue or perform any conduct, activity, duties, or practice relating to the business of Seller or (ii) to assign to Seller or to any other Person any rights to any invention, improvement, or discovery. To the Knowledge of Seller, no former or current permanent, full-time employee of Seller is a party to, or is otherwise bound by, any Contract that in any way adversely affects, or will adversely affect, the ability of Seller or Buyer to conduct the business as currently carried on by Seller.

3.23 LABOR DISPUTES; COMPLIANCE

(a)	With regard to all employees, regardless of whether an employee may be full-time, part-time, temporary, or permanent, Seller has complied in all material respects with all Legal Requirements relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes, and occupational safety and health. Seller is not liable for the payment of any Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

(b)

Except as disclosed in Schedule 3.23(b), (i) Seller has not been, and is not now, a party to any collective bargaining agreement or other labor contract; (ii) since January 1, 2006, there has not been, there is not presently pending or existing, and to Seller’s Knowledge there is not threatened, any strike, slowdown, picketing, work stoppage, or employee grievance process involving Seller; (iii) to Seller’s Knowledge no event has occurred that could provide the basis for any work stoppage or other labor dispute with respect to Seller; (iv) there is not pending or, to Seller’s Knowledge, threatened against Seller any Proceeding relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board or any comparable Governmental Body, and there is no organizational activity or other labor dispute against or affecting Seller or the Facilities; (v) no application or petition for an election of or for certification of a collective bargaining agent is pending with respect to Seller; (vi) no grievance or arbitration Proceeding exists against Seller or in connection with the conduct of its business; (vii) there is no lockout of any employees by Seller, and no such action is contemplated by

Seller; and (viii) to Seller’s Knowledge there has been no charge of discrimination filed or threatened against Seller with the Equal Employment Opportunity Commission or similar Governmental Body.

3.24 INTELLECTUAL PROPERTY ASSETS

(a)	Schedule 3.24(a) contains a complete and accurate list, and Seller has delivered to Buyer accurate and complete copies, of all Seller Contracts relating to the Intellectual Property Assets, except for any “shrink-wrap” license for commercially available Software programs. There are no outstanding and, to Seller’s Knowledge, no threatened disputes or disagreements with respect to any such Contract.

(b)	(i)	Except as set forth in Schedule 3.24(b), the Intellectual Property Assets are all those necessary for the operation of Seller’s business as it is currently conducted. Seller is the owner or licensee of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all Encumbrances, and has the right to exercise its rights in all the Intellectual Property Assets without payment to a third party, other than obligations arising from licenses listed in Schedule 3.24(b).

(ii)	Except as set forth in Schedule 3.24(b), all current employees and independent contractors of Seller have executed written Contracts with Seller that assign to Seller all rights to any inventions, improvements, discoveries, work product, or information relating to the business of Seller.

(c)	(i)	Schedule 3.24(c) contains a complete and accurate list of Seller’s Intellectual Property Assets, including any application or registration numbers, as applicable, and identifying the owner thereof.

(ii)	Except as set forth on Schedule 3.24(c), all of Seller’s issued or registered Intellectual Property Assets are currently in compliance with formal and substantive Legal Requirements (including payment of any filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable.

(iii)	Except as set forth on Schedule 3.24(c), none of Seller’s Intellectual Property Assets has been or is now subject to any adverse claim or involved in any interference, reissue, reexamination, dispute, invalidation, cancellation, or opposition Proceeding and, to Seller’s Knowledge, no such action is threatened with respect to any of the Intellectual Property Assets.

(iv)	Except as set forth in Schedule 3.24(c), (A) to Seller’s Knowledge, no Intellectual Property Asset is infringed or has been challenged or threatened in any way and (B) none of Seller’s Intellectual Property Assets infringes or is alleged to infringe any proprietary right of any third party.

(v)	All products made, used, or sold under the Patents have been marked with the proper patent notice and all products and materials containing a Mark bear the proper registration notice where permitted by law.

(d)	Seller has taken all reasonable precautions to protect the secrecy, confidentiality, and value of all Trade Secrets. The Trade Secrets are not of the public knowledge or literature and, to Seller’s Knowledge, have not been used, divulged, or appropriated either for the benefit of any third party or to the detriment of Seller.

3.25 RELATED PERSONS

Except as disclosed in Schedule 3.25, neither Seller nor any Related Person of Seller has, or since January 1, 2006, has had, any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to Seller’s business. Neither Seller nor any Related Person of Seller owns, or since January 1, 2006, has owned, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has (a) had material business dealings or a material financial interest in any transaction with Seller other than business dealings or transactions disclosed in Schedule 3.25, each of which has been conducted in the Ordinary Course of Business with Seller at substantially prevailing market prices and on substantially prevailing market terms or (b) engaged in competition with Seller with respect to any line of the products or services of Seller (a “Competing Business”) in any market presently served by Seller, except for ownership of less than one percent (1%) of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in Schedule 3.25, neither Seller nor any Related Person of Seller is a party to any Contract with, or has any claim or right against, Seller, except pursuant to Contracts entered into in the Ordinary Course of Business at substantially prevailing market prices and on substantially prevailing market terms.

3.26 BROKERS OR FINDERS

Except as disclosed on Schedule 3.26, neither Seller nor any of its Representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the sale of Seller’s business or the Assets or the Contemplated Transactions.

3.27 DISCLOSURE

No representation or warranty made by Seller in this Agreement, or statements or other information contained in the Disclosure Schedule, contains any untrue statement of material fact or omits to state a material fact necessary, in light of the circumstances in which it was made, in order to make such representations, warranties, statements or other information not misleading.

4. Representations and Warranties of Buyer

Buyer represents and warrants to Seller as follows:

4.1 ORGANIZATION AND GOOD STANDING

Buyer is a corporation duly organized, validly existing, and in good standing under the laws of Delaware, with full corporate power and authority to conduct its business as it is now conducted.

4.2 AUTHORITY; NO CONFLICT

(a)	This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as the enforcement thereof may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally. Upon the execution and delivery by Buyer of the Assignment and Assumption Agreement, the Employment Agreements, and each other agreement to be executed or delivered by Buyer at Closing (collectively, the “Buyer’s Closing Documents”), each of the Buyer’s Closing Documents will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms, except as the enforcement thereof may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally. Buyer have the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Buyer’s Closing Documents and to perform its obligations under this Agreement and the Buyer’s Closing Documents, and such action has been duly authorized by all necessary corporate action.

(b)	Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay or otherwise interfere with any of the Contemplated Transactions pursuant to:

(i)	any provision of Buyer’s Governing Documents;

(ii)	any resolution adopted by the board of directors of Buyer;

(iii)	any Legal Requirement or Order to which Buyer may be subject; or

(iv)	any Contract to which Buyer is a party or by which Buyer may be bound.

Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.3 CERTAIN PROCEEDINGS

There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer’s Knowledge, no such Proceeding has been threatened.

4.4 BROKERS OR FINDERS

Neither Buyer nor any of its Representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the Contemplated Transactions.

5. Post-Closing Covenants

5.1 EMPLOYEES AND EMPLOYEE BENEFITS

(a)	Information on Active Employees. For the purpose of this Agreement, the term “Active Employees” shall mean all full-time, permanent employees employed on the Closing Date by Seller in the Business who are employed exclusively in the Business as currently conducted, including such employees on temporary leave of absence, including family medical leave, military leave, temporary disability or sick leave, but excluding employees on long-term disability leave, and any employees or consultants that are currently hired on a temporary basis, whether full-time or part time.

(b)	Employment of Active Employees by Buyer.

(i)	Buyer is not obligated to hire any Active Employee but may interview all Active Employees. Buyer will provide Seller with a list of Active Employees to whom Buyer has made an offer of employment that has been accepted to be effective on the Closing Date (the “Hired Active Employees”). Subject to Legal Requirements, Buyer will have reasonable access to the Facilities and personnel Records (including performance appraisals, disciplinary actions, grievances and medical Records) of Seller for the purpose of preparing for and conducting employment interviews with all Active Employees and will conduct the interviews, if any, as expeditiously as possible prior to the Closing Date. Access will be provided by Seller upon reasonable prior notice during normal business hours. Immediately before the Closing, Seller will terminate the employment of all Hired Active Employees.

(ii)	Neither Seller nor any party’s respective Related Persons shall solicit the continued employment of any Active Employee (unless and until Buyer has informed Seller in writing that the particular Active Employee will not receive any employment offer from Buyer) or the employment of any Hired Active Employee after the Closing.

(iii)	It is understood and agreed that (A) Buyer’s express intention, if any, to extend offers of employment as set forth in this section shall not constitute any commitment, Contract, or understanding (express or implied) of any obligation on the Schedule of Buyer to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Buyer may establish pursuant to individual offers of employment, and (B) employment offered by Buyer, if any, is “at will” and may be terminated by Buyer or by an employee at any time for any reason (subject to any written commitments to the contrary made by Buyer and Legal Requirements). Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote, or demote any of the Hired Active Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation, or terms or conditions of employment of such employees (subject to any written commitments to the contrary made by Buyer to an employee and Legal Requirements).

(c)	Salaries and Benefits.

(i)	Seller shall be responsible for: (A) the payment of all wages and other remuneration due to Active Employees with respect to their services as employees of Seller through the close of business on the Closing Date, including pro rata bonus payments to the extent earned as of the Closing Date and all vacation pay earned but unpaid through the Closing Date; and (B) the payment of any termination or severance payments and the provision of health plan continuation coverage in accordance with the requirements of COBRA and Sections 601 through 608 of ERISA incurred prior to the Closing Date.

(ii)	Buyer shall be responsible for all vacation pay accruing after the Closing Date and shall honor each employee’s vacation days accrued but unused through the Closing Date (although on an unpaid basis); provided, however, Buyer shall not be responsible for any vacation pay paid by Seller to any employee under Section 5.1(c)(i)(A). Buyer shall give all Hired Active Employees credit for service with Seller in determining their respective entitlement to vacation days, sick days, personal days and other similar benefits to which Buyer’s employees are generally entitled.

(iii)	Seller shall be liable for any claims made or incurred by Active Employees and their beneficiaries under the Employee Plans.

(d)	Seller’s Retirement and Savings Plans.

(i)	All Hired Active Employees who are participants in Seller’s retirement plans shall retain their accrued benefits balance under Seller’s retirement plans as of the Closing Date. Buyer may retain Seller’s retirement plans or Buyer may transfer Hired Active Employees’ accrued benefit balance to Buyer’s retirement plans. If Buyer transfers all Hired Active Employees’ accrued benefit balance to Buyer’s retirement plans, Seller agrees to assist in transferring such accrued benefit balance to Buyer’s retirement plans. All Hired Active Employees shall become fully vested in their accrued benefits under Seller’s retirement plans as of the Closing Date, and service with Buyer will be credited for purposes of determining their entitlement to any early retirement benefits or retirement-type subsidies, for which Buyer shall be liable. Seller shall amend its plans if necessary to achieve these results.

(ii)	Seller will cause its savings plan to be amended in order to provide that the Hired Active Employees shall be fully vested in their accounts under such plan as of the Closing Date.

(e)	No Transfer of Assets. Neither Seller nor any such of its respective Related Persons will make any transfer of pension or other employee benefit plan assets to Buyer, except as provided in this Agreement.

(f)	General Employee Provisions.

(i)	Seller and Buyer shall give any notices required by Legal Requirements and take whatever other actions with respect to the plans, programs and policies described in this Section 5.1 as may be necessary to carry out the arrangements described in this Section 5.1.

(ii)	Seller and Buyer shall provide each other with such plan documents and summary plan descriptions, employee data, or other information as may be reasonably required to carry out the arrangements described in this Section 5.1.

(iii)	If any of the arrangements described in this Section 5.1 are determined by the IRS or other Governmental Body to be prohibited by law, Seller and Buyer shall modify such arrangements to as closely as possible reflect their expressed intent and retain the allocation of economic benefits and burdens to the parties contemplated herein in a manner that is not prohibited by law.

(iv)	Buyer shall not have any responsibility, liability, or obligation, whether to Active Employees, former employees, their beneficiaries, or to any other Person, with respect to any employee benefit plans, practices, programs, or arrangements (including the establishment, operation, or termination thereof and the notification and provision of COBRA coverage extension) maintained by Seller.

5.2 PAYMENT OF ALL TAXES AND FEES RESULTING FROM SALE OF ASSETS BY SELLER

Seller shall pay in a timely manner all Taxes resulting from or payable in connection with the sale of the Assets pursuant to this Agreement, regardless of the Person on whom such Taxes are imposed by Legal Requirements. Seller and Buyer shall each pay in a timely manner one-half of all fees related to the Escrow Account.

5.3 SELLER NAME CHANGE

Within ten (10) days after the Closing Date, Seller shall file an amendment to its Governing Documents with the appropriate Governmental Body changing its name to a name not including “AVC” “AVC Specialists” or any similar name.

5.4 REMOVING EXCLUDED ASSETS

On or within ten (10) Business Days after the Closing Date, Seller shall remove all Excluded Assets from all Facilities and other Real Property to be occupied by Buyer. Such removal shall be done in such manner as to avoid any damage to the Facilities and other properties to be occupied by Buyer and any disruption of the business operations to be conducted by Buyer after the Closing. Any material damage to the Assets or to the Facilities resulting from such removal shall be paid by Seller at the Closing or as soon as reasonably discovered thereafter by Buyer.

5.5 REPORTS AND RETURNS

Promptly after Closing, each of Seller and Buyer shall prepare and file all reports and returns applicable to it and required by Legal Requirements relating to the business of Seller as conducted using the Assets.

5.6 ASSISTANCE IN PROCEEDINGS

Seller will reasonably cooperate with Buyer and its counsel in Buyer’s contest or defense of, and make available its personnel and provide any reasonable testimony and access to its books and Records in connection with, any Proceeding involving or relating to the Contemplated Transactions; provided, however, that Buyer shall reimburse Seller for its reasonable expenses including, payment of applicable wages and benefits for personnel.

5.7 NONCOMPETITION, NONSOLICITATION, AND NONDISPARAGEMENT

(a)	Noncompetition. For a period of three (3) years after the Closing Date (the “Non-compete Period”), neither Seller nor any Shareholder shall, anywhere in the United States, directly or indirectly invest in, own, manage, operate, finance, control, advise, render services to, or guarantee the obligations of any Person engaged in or planning to become engaged in a business that is competitive with the Business (as operated as of the Closing); provided, however, that Seller may own, purchase, or otherwise acquire up to (but not more than) 5% of any class of the securities of any Person (but may not otherwise participate in the activities of such Person) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Exchange Act; and provided further that the limitation in this Section 5.7 shall only apply with respect to such activities related to the Business as operated as of the Closing.

(b)	Nonsolicitation. During the Non-compete Period, neither Seller nor any Shareholder shall, directly or indirectly:

(i)	solicit to offer the type of products or services provided by the Business to any Person who was a customer of Seller as of the Closing Date;

(ii)	cause, induce, or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant of Seller, or other Person having a business relationship with Seller on the Closing Date or within the year preceding the Closing Date to cease doing business with Buyer, or to deal with any competitor of Buyer, in either case with respect to the Business; or

(iii)	hire, retain, or attempt to hire or retain any employee or independent contractor of Buyer or in any way interfere with the relationship between Buyer and any of its employees or independent contractors.

(c)	Nondisparagement. After the Closing Date, no party to this Agreement will disparage any other party to this Agreement, or any stockholder, director, officer, employee, or agent of any party hereto.

(d)	Modification of Covenant. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 5.7(a) through (c) is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration, or geographic area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 5.7 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. This Section 5.7 is reasonable and necessary to protect and preserve Buyer’s legitimate business interests and the value of the Assets and to prevent any unfair advantage conferred on Seller.

5.8 CUSTOMER AND OTHER BUSINESS RELATIONSHIPS

Seller will satisfy the Retained Liabilities in a manner that is not detrimental to any of such relationships. Seller will refer to Buyer all inquiries relating to the Business. During the Non-compete Period, neither Seller nor any of its officers, employees, agents, or Shareholders shall take any action intended to diminish the value of the Assets after the Closing or that would interfere with the business of Buyer to be engaged in after the Closing.

5.9 RETENTION OF AND ACCESS TO RECORDS

After the Closing, Buyer shall retain for a period consistent with Buyer’s record-retention policies and practices, but at least for five (5) years, those Records of Seller delivered to Buyer. Buyer also shall provide Seller and such parties’ Representatives reasonable access thereto, during normal business hours and on no more than two (2) days’ prior written notice, to enable them to prepare financial statements or tax returns or deal with tax audits or for any other reasonable purpose. After the Closing, Seller shall provide Buyer and its Representatives reasonable access to Records that are Excluded Assets, during normal business hours and on at least 3 days’ prior written notice, for any reasonable business purpose specified by Buyer in such notice.

5.10 FURTHER ASSURANCES

The parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as of their respective obligations under this Agreement, and shall: (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request at such other party’s expense, for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.

5.11 ACCOUNTS RECEIVABLE

(a)	Buyer agrees to use commercially reasonable collection practices and efforts consistent at a minimum with the practices and efforts that it uses in the collection of its own accounts receivable, in order to attempt to collect all Accounts Receivable existing as of the Closing Date. All payments received by Buyer on such Accounts Receivable existing as of the Closing Date will be applied to the oldest invoice first.

(b)	Buyer shall have the right, by written notice (the “Receivable Notice”) to Seller given on or after a date one hundred and twenty (120) days following the Closing Date (the “Repurchase Date”), to require Seller to repurchase for cash and without recourse, within fifteen (15) days of the date of the Receivables Notice, all of the Accounts Receivable of Seller reflected on the books and records of the Seller on the Closing Date that are at the Repurchase Date uncollected. Seller shall repurchase uncollected Accounts Receivable for a purchase price equal to their aggregate face value and pay for such Accounts Receivable as provided herein.

(c)	From and after the Closing Date, Seller or the Shareholders will promptly remit, transfer, assign, and convey to Buyer any asset (including all remittances and other amounts received or otherwise collected with respect to Accounts Receivable included in the Assets and all mail and other communications) that Seller or the Shareholders (or their successor in interest or assigns) receive or come into the possession, custody or control of that is intended as payment for or otherwise relates to any such Account Receivable that was included in the Assts. Until such remittance, transfer, assignment or conveyance by Seller and the Shareholders, Seller and the Shareholders (and their successors in interest and assigns) will not have any right, title or interest in such asset nor shall they be entitled to use the same but rather they shall hold such asset in trust for the benefit of Buyer.

(d)	From and after the Closing Date, Buyer will promptly remit, transfer, assign and convey to Seller any asset (including remittances and other amounts received or otherwise collected with respect to Accounts Receivable not included in the Assets and all mail and other communications) that Buyer (or its successors in interest or assigns) received or comes into the possession, custody or control of that is intended as payment for or otherwise relates to any such Account Receivable that was not included in the Assets. Until such remittance, transfer, assignment or conveyance by Buyer, Buyer (and its successors in interest and assigns) will not have any right, title or interest in such asset nor shall it be entitled to use the same but rather it shall hold such asset in trust for the benefit of the Seller.

6. Indemnification; Remedies

6.1 SURVIVAL

All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Schedule, the supplements to the Disclosure Schedule, and any certificate or document delivered pursuant to this Agreement shall survive the Closing and the consummation of the Contemplated Transactions, subject to Section 6.6. The right to indemnification, reimbursement, or other remedy based upon such representations, warranties, covenants, and obligations shall not be available to a party to the extent the party seeking indemnification had Knowledge with respect to an inaccuracy of or noncompliance with any such representation, warranty, covenant, or obligation, at any time before the execution and delivery of this Agreement. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation will be deemed to be a waiver of the right to indemnification, reimbursement, or other remedy based upon such representations, warranties, covenants, and obligations.

6.2 INDEMNIFICATION AND REIMBURSEMENT BY SELLER AND SHAREHOLDERS

Seller and the Shareholders, jointly and severally, will indemnify and hold harmless Buyer and its Representatives, and Related Persons for Damages, arising from or in connection with:

(a)	any breach of any representation or warranty made by Seller in (i) this Agreement (after giving effect to any supplement to the Disclosure Schedule), (ii) the Disclosure Schedule, as supplemented by any supplements to the Disclosure Schedule, (iii) any transfer instrument, or (iv) any other certificate, document, writing, or instrument delivered by Seller pursuant to this Agreement;

(b)	any breach of any covenant or obligation of Seller in this Agreement or in any other certificate, document, writing, or instrument delivered by Seller pursuant to this Agreement;

(c)	any Liability arising out of the ownership or operation of the Assets prior to the Closing Date other than the Assumed Liabilities or as otherwise provided in this Agreement;

(d)	any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Seller (or any Person acting on its behalf) in connection with any of the Contemplated Transactions;

(e)	any product or component thereof installed by, or any services provided by, Seller, in whole or in part, prior to the Closing Date;

(f)	any noncompliance by Seller with any bulk sales or similar laws or fraudulent transfer laws with which Seller is required to comply in respect of the Contemplated Transactions;

(g)	any of the Employee Plans; or

(h)	any Retained Liabilities.

6.3 INDEMNIFICATION AND REIMBURSEMENT BY BUYER

Buyer will indemnify and hold harmless Seller, and will reimburse Seller, for any Damages arising from or in connection with:

(a)	any breach of any representation or warranty made by Buyer in this Agreement or in any certificate, document, writing, or instrument delivered by Buyer pursuant to this Agreement;

(b)	any breach of any covenant or obligation of Buyer in this Agreement or in any other certificate, document, writing, or instrument delivered by Buyer pursuant to this Agreement;

(c)	any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on Buyer’s behalf) in connection with any of the Contemplated Transactions;

(d)	any obligations of Buyer with respect to bargaining with the collective bargaining representatives of Active Hired Employees subsequent to the Closing;

(e)	any Assumed Liabilities or other obligations of Buyer pursuant to this Agreement and the Contemplated Transactions;

(f)	any Liability arising out of the ownership or operation of the Assets and the Business from and after the Closing Date or as otherwise provided in this Agreement; or

(g)	any obligations of Buyer to or on behalf of Active Hired Employees as expressly provided for under this Agreement from and after the Closing.

6.4 LIMITATIONS ON AMOUNT

Notwithstanding anything to this Agreement to the contrary, Seller and the Shareholders shall have no liability (for indemnification or otherwise) with respect to claims under Section 6.2(a) until the total of all Damages with respect to such matters exceeds $25,000 at which time Seller shall be liable for all such Damages up to an aggregate maximum for all Damages of $500,000. However, this Section 6.4 will not apply to claims under Section 6.2(b) through (h) or to matters arising in respect of Sections 3.2(a), 3.8, 3.13, 3.25 or 3.26 or to any breach of any of Seller’s representations and warranties of which the Seller had Knowledge at any time prior to the date on which such representation and warranty is made or any breach by Seller of any covenant or obligation, and Seller will be liable for all Damages with respect to such breaches, or for any intentional conduct by the Seller or any Shareholder.

6.5 LIMITATIONS ON AMOUNT

Buyer will have no liability (for indemnification or otherwise) with respect to claims under Section 6.3(a) until the total of all Damages with respect to such matters exceeds $25,000 at which time Buyer shall be liable for all such Damages up to an aggregate maximum for all Damages of $500,000. However, this Section 6.5 will not apply to claims under Section 6.3(b) through (e) or matters arising in respect of Sections 4.2(a) or 4.4 or to any breach of any of Buyer’s representations and warranties of which Buyer had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional breach by Buyer of any covenant or obligation.

6.6 TIME LIMITATIONS

(a)	Seller will have liability (for indemnification or otherwise) with respect to any breach of a representation or warranty (other than those in Sections 3.2(a), 3.8, 3.13, 3.15, 3.21, 3.25, and 3.26, as to which a claim may be made at any time subject to applicable statutes of limitation), only if on or within fifteen (15) months of the Closing Date, Buyer notifies Seller of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Buyer.

(b)	Buyer will have liability (for indemnification or otherwise) with respect to any breach of a representation or warranty (other than that set forth in Sections 4.2(a) and 4.4, as to which a claim may be made at any time), only if on or before the second anniversary of the Closing Date, Seller or either Shareholder notifies Buyer of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Seller.

6.7 THIRD-PARTY CLAIMS

(a)	Promptly after receipt by an Indemnified Person of notice of the assertion of a Third-Party Claim against it, such Indemnified Person shall give notice to each Indemnifying Person of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person is prejudiced by the Indemnified Person’s failure to give such notice.

(k)	(b) If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 6.7(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to assume the defense of such Third-Party Claim with counsel satisfactory to the Indemnified Person provided that the Indemnified Person will be entitled to participate in the defense of such Third Party Claim to the extent it reasonably deems appropriate. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article 6 for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, whatsoever. If the Indemnifying Person assumes the defense of a Third-Party Claim, no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person’s Consent, not to be unreasonably withheld, unless: (A) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (B) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its Consent.

(c)

Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Related Persons other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise, or settle such

Third-Party Claim, but the Indemnifying Person shall regularly update and consult with the Indemnified Party and will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its Consent (which may not be unreasonably withheld).

(d)	Notwithstanding the provisions of Section 7.4, each party to this Agreement hereby consents to the nonexclusive jurisdiction of any court in which a Proceeding in respect of a Third-Party Claim is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein and agrees that process may be served on such party with respect to such a claim anywhere in the world.

(e)	With respect to any Third-Party Claim subject to indemnification under this Article 6: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel; and (ii) the parties agree (each at its own expense to the extent reasonable) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

(f)	With respect to any Third-Party Claim subject to indemnification under this Article 6, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible and without diminishing or compromising the ability to defend against any Third-Party Claim in accordance with this Section 6.7) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use commercially reasonable efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure); and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

6.8 EXCLUSIVE REMEDY

Buyer, Seller and the Shareholders acknowledge and agree that the foregoing indemnification provisions in this Article 6 shall be the exclusive remedy of Buyer, Seller and the Shareholders with respect to this Agreement and the Contemplated Transactions. In no event will any party hereunder be liable for any punitive, special, consequential, lost profits or similar damages unless a party hereto is found liable for fraud or intentional misrepresentation in which case punitive, special, consequential, lost profits or similar damages shall be permitted. Prior to release of the Escrow Amount (or any then remaining amount) to Seller, any obligation for indemnification or reimbursement that Seller or the Shareholders are obligated to pay under the terms of this Article 6 shall be paid first from the Escrow Amount.

7. General Provisions

7.1 EXPENSES

Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expense of its Representatives. If this Agreement is terminated, the obligation of each party to pay its own fees and expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

7.2 PUBLIC ANNOUNCEMENTS

Seller and Buyer will consult with each other concerning the means by which Seller’s employees, customers, suppliers, and others having dealings with Seller will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication. Subject to requirements under the Securities Act or the Exchange Act, neither Seller nor Buyer shall make any public announcements related to this Agreement without advising and consulting with the other party and the other party’s counsel prior to such disclosure.

7.3 NOTICES

All notices, Consents, and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party: (a) when delivered to the appropriate address by hand; (b) on the first business day after sent by nationally recognized overnight courier service (costs prepaid); (c) when sent by facsimile with telephonic confirmation or electronic mail with confirmation of transmission by the transmitting equipment; or (d) three (3) business days after deposit if sent by certified mail, return receipt requested, when received or rejected by the addressee, in each case to the following addresses, facsimile numbers, or electronic mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, electronic mail address, or person as a party may designate by notice to the other parties):

Seller or the Shareholders:

3214 Toulouse Circle

Thousand Oaks, CA 91362

Attention: Thomas J. Shideler

Electronic mail address: tomshideler@avcspecialists.com

With a copy to:

Greenberg Traurig LLP

1200 Seventeenth Street

Suite 2400

Denver, CO 80202

Attention: Marc J. Musyl, Esq. and Steven E. Segal, Esq.

Fax no.: (303) 572-6540

Electronic mail address: musylm@gtlaw.com and segalst@gtlaw.com

Buyer:

Fisher-Klosterman, Inc.

822 S. 15th Street

Louisville, KY 40210

Attention: Gerald J. Plappert, Jr.

Fax no.: (502) 572-4023

Electronic mail address: jp@fkinc.com

With a copy to:

CECO Environmental Corp.

3120 Forrer St.

Cincinnati, OH 45209

Attention: Dennis Blazer

Fax no.: (513) 458 - 2644

Electronic mail address: dblazer@cecoenviro.com

and

Taft Stettinius & Hollister LLP

425 Walnut Street, Suite 1800

Cincinnati, Ohio 45202

Attn: Matthew C. Loftus, Esq.

Fax no.: (513) 381-0205

Electronic mail address: loftus@taftlaw.com

7.4 JURISDICTION; SERVICE OF PROCESS; JURY WAIVER.

(a) Any Proceeding (other than an arbitration) arising out of or relating to this Agreement or any Contemplated Transaction shall be brought in the courts of Wilmington, Delaware or, if it has or can acquire jurisdiction, in the United States District Court for Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of such Proceeding shall be heard and determined only in any such court. The parties agree that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary, and bargained agreement among the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any such Proceeding referred to in the first sentence of this section may be served on any party anywhere in the world.

(b) THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY

OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY, AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY PROCEEDING WHATSOEVER AMONG THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

7.5 ENFORCEMENT OF SECTION 5.7

Seller acknowledges and agrees that Buyer would be irreparably damaged if any of the provisions of Section 5.7 of this Agreement are not performed in accordance with their specific terms and that any breach of Section 5.7 by Seller could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which Buyer may be entitled, at law or in equity, it shall be entitled to enforce any provision of Section 5.7 by a decree of specific performance and to temporary, preliminary, and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of Section 5.7, without posting any bond or other undertaking.

7.6 WAIVER; REMEDIES CUMULATIVE

The rights and remedies of the parties to this Agreement are cumulative and not alternative. No failure, delay, or single or partial exercise of any right, power, or privilege by any party under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege or will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law: (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

7.7 ENTIRE AGREEMENT AND MODIFICATION

This Agreement supersedes all prior agreements, whether written or oral, between or among the parties with respect to its subject matter (including any letter of intent and any confidentiality agreement between Buyer and Seller) and constitutes (along with the Disclosure Schedule, Exhibits, the Bill of Sale, the Assignment and Assumption Agreement, and other instruments of transfer, conveyance and assignment delivered as required pursuant to Section 2.7, and the Employment Contracts) a complete and exclusive statement of the terms of the agreement among the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

7.8 DISCLOSURE SCHEDULE

(a)	The information in the Disclosure Schedule constitutes (i) exceptions to particular representations, warranties, covenants, and obligations of Seller and the Shareholders as set forth in this Agreement or (ii) descriptions or lists of assets and liabilities and other items referred to in this Agreement. If there is any inconsistency between the statements in this Agreement and those in the Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in this Agreement will control.

(b)	Any disclosure under one Schedule of the Disclosure Schedule shall be deemed disclosure under all Parts of the Disclosure Schedule and this Agreement. Disclosure of any matter in the Disclosure Schedule shall not constitute an expression of a view that such matter is material or is required to be disclosed pursuant to this Agreement.

(c)	To the extent that any representation or warranty set forth in this Agreement is qualified by the materiality of the matter(s) to which the representation or warranty relates, the inclusion of any matter in the Disclosure Schedule does not constitute a determination by Seller that any such matter is material. The disclosure of any matter in the Disclosure Schedule does not imply that any other, undisclosed matter that has a greater significance is material.

7.9 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, not to be unreasonably withheld. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the heirs, successors, and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to an heir, successor, or permitted assignee pursuant to this Section 7.9.

7.10 SEVERABILITY

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in Schedule or degree will remain in full force and effect to the extent not held invalid or unenforceable.

7.11 CONSTRUCTION

The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Articles,” “Sections,” and “Schedules” refer to the corresponding Articles, Sections, and Schedules of this Agreement and the Disclosure Schedule.

7.12 TIME OF ESSENCE

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

7.13 GOVERNING LAW

This Agreement will be governed by and construed under the laws of the State of Delaware without regard to conflicts-of-laws principles that would require the application of any other law.

7.14 EXECUTION OF AGREEMENT

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile or electronic mail transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronic mail shall be deemed to be their original signatures for all purposes.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BUYER:

FISHER-KLOSTERMAN, INC.

By:	/s/ Gerald J. Plappert, Jr.
Name:	Gerald J. Plappert, Jr.
Title:	Vice President of Finance and Administration

SELLER:

SHIDELER, INC. (F/K/A A.V.C. SPECIALISTS, INC.)

By:	/s/ Thomas J. Shideler
Name:	Thomas J. Shideler
Title:	President

/s/ Thomas J. Shideler
Thomas J. Shideler

/s/ Barbara Shideler
Barbara Shideler

Signature Page – Asset Purchase Agreement